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EXHIBIT 5.1

                [LETTERHEAD OF GREENSFELDER, HEMKER & GALE, P.C.]


July 6, 2000


JONES PHARMA INCORPORATED
1945 Craig Road
St. Louis, MO 63146

Gentlemen:

         We are acting as counsel for JONES PHARMA INCORPORATED (the "Company") in connection with the registration of an aggregate of 2,351,250 shares of its Common Stock, $.04 par value (the "Shares"), under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8 filed on July 6, 2000. Of the Shares, 2,250,000 are to be sold by the Company pursuant to The 1997 Incentive Stock Plan of JONES PHARMA INCORPORATED and 101,250 are to be sold by the Company pursuant to The 1999 Equity Participation Plan for Non-Management Directors of JONES PHARMA INCORPORATED.

         We have examined all proceedings with reference to the due incorporation of the Company under the laws of the State of Delaware, minutes of meetings of the Company's Board of Directors and stockholders, and such other papers and records as we deem relevant to the opinions set forth below.

         Based upon the foregoing, it is our opinion that the Shares, when delivered and paid in accordance with the terms of the respective plans and options or grants issued thereunder, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                              Very truly yours,

                                              GREENSFELDER, HEMKER & GALE, P.C.